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                                                                    Exhibit 99.3



Interpool, Inc. Contact:                    Raoul J. Witteveen, President
                                            (212) 916-3261

Atlas Capital Partners LLC Contact:         Mitchell I. Gordon, President
                                            (212) 916-3284

NEWS FOR IMMEDIATE RELEASE


               INTERPOOL, INC. ANNOUNCES CONSENSUAL TERMINATION OF
                            MERGER AGREEMENT BETWEEN
                      XTRA CORPORATION AND WHEELS MERGERCO
                           PARTIES CONTINUE DISCUSSION


NEW YORK, NY, November 27, 1998 -- Interpool, Inc. (NYSE: IPX) announced today that Wheels MergerCo LLC, a company formed by Apollo Management IV, L.P. ("Apollo") and Interpool (through its affiliate Atlas Capital Partners), and XTRA Corporation ("XTRA") have mutually agreed to terminate their existing merger agreement. Interpool, Apollo and XTRA are discussing the possibility of an alternative transaction; however, no agreement has been reached on the terms of any transaction and no assurances can be given that any agreement will be reached.

Interpool is one of the world's largest lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. Founded in 1968, Interpool leases its containers and chassis to over 200 customers on a worldwide basis. Earlier this year, Interpool acquired a 50% interest in Container Applications International, Inc. ("CAI"). CAI is one of the world's leading managers of container assets.


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